Exhibit 10.1

Inspire Pharmaceuticals, Inc.

Change in Control

Severance Benefit Plan

Effective January 28, 2005

Preamble

Inspire Pharmaceuticals, Inc. (the “Company”) established the Inspire Pharmaceuticals, Inc. Change in Control Severance Benefit Plan (this “Plan”) for the purpose of providing severance benefits to certain Employees whose employment terminates following a Change in Control of the Company as provided herein. This Plan constitutes a formal employee welfare benefit plan under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

This Plan, as set forth herein, is intended to help retain qualified employees, maintain a stable work environment, and alleviate in part or in full financial hardships that may be experienced by certain of those Employees of the Company and its U.S. affiliated companies, whose employment is terminated for certain reasons. In essence, benefits under this Plan are intended to be supplemental unemployment benefits. This Plan is not intended to be included in the definitions of “employee pension benefit plan” and “pension plan” set forth under Section 3(2) of ERISA as a “severance pay arrangement” within the meaning of Section 3(2)(b)(i) of ERISA. Rather, this Plan is intended to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations, Section 2510.3-2(b). Accordingly, the benefits paid by this Plan are not deferred compensation and no employee shall have a vested right to such benefits.

This Plan shall continue until such time as it is amended or terminated in accordance with Article VI.

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ARTICLE I

DEFINITIONS

When used herein, the following terms shall have the meanings set forth below.

Section 1.01 “Administrative Committee” means the Compensation Committee of the Board of Directors of the Company or its designee.

Section 1.02 “Annual Base Rate of Pay” means fifty-two (52) times the Employee’s highest Weekly Base Rate of Pay during the fifty-two (52) week period prior to his or her termination or, if greater, the Employee’s Weekly Base Rate of Pay in effect immediately prior to the last Change in Control preceding his or her termination.

Section 1.03 “Benefits” means the benefits that a Participant is eligible to receive pursuant to Article III of this Plan.

Section 1.04 “Change in Control” means the determination (which may be made effective as of a particular date specified by the Board of Directors of the Company) by the Board of Directors of the Company, made by a majority vote that a change in control has occurred, or is about to occur. Such a change shall not include, however, a restructuring, reorganization, merger or other change in capitalization in which the Persons who own an interest in the Company on the date hereof (the “Current Owners”) (or any individual or entity which receives from a Current Owner an interest in the Company through will or the laws of descent and distribution) maintain more than a fifty percent (50%) interest in the resultant entity. Regardless of the vote of the Board of Directors of the Company or whether or not the Board of Directors votes, a Change in Control will be deemed to have occurred as of the first day any one (1) or more of the following subsections shall have been satisfied:

(a) Any Person (other than the Person in control of the Company as of the date of this Plan, or other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or a company owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than thirty-five percent (35%) of the combined voting power of the Company’s then outstanding securities; or

(b) The stockholders of the Company approve:

(i) A plan of complete liquidation of the Company;

(ii) An agreement for the sale or disposition of all or substantially all of the Company’s assets; or

(iii) A merger, consolidation or reorganization of the Company with or involving any other company, other than a merger, consolidation or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation or reorganization.

However, in no event shall a Change in Control be deemed to have occurred, with respect to the Employee, if the Employee is part of a purchasing group which consummates the Change in Control transaction. The Employee shall be deemed “part of the purchasing group” for purposes of the preceding sentence if the Employee is an equity participant or has agreed to become an equity participant in the purchasing company or group (except for (i) passive ownership of less than five percent (5%) of the voting securities of the purchasing company; or (ii) ownership of equity participation in the purchasing company or group which is otherwise deemed not to be significant, as determined prior to the Change in Control by a majority of the non-employee continuing Directors of the Board of Directors of the Company).

Section 1.05 “Company” means Inspire Pharmaceuticals, Inc. and its successors and its or their U.S. affiliated companies.

Section 1.06 “Comparable Position” means employment with the Company or a successor employer in which the individual’s level of responsibilities would not constitute a Demotion. For this purpose, a position shall not be a Comparable Position if such position would require the Employee’s principal business location to be relocated more than fifty (50) miles from the Employee’s principal business location immediately prior to the Change in Control.

Section 1.07 “Demotion” means continued employment in a position that results in a reduction in the Employee’s base salary or Incentive Bonus, or a position that is one (1) or more levels lower on a Company-recognized career ladder, whether or not such employment is with the Company or a successor employer.

Section 1.08 “Decline to Relocate” means a termination of a Participant’s employment as a result of his or her rejection of an offer of continued employment in the same position or a Comparable Position that would require relocation of the Participant’s principal business location of more than fifty (50) miles.

Section 1.09 “Employee” means any regular full-time or regular part-time employee of the Company who is employed in the United States and as to whom the terms and conditions of employment are not covered by a collective bargaining agreement unless the collective bargaining agreement specifically provides for coverage under this Plan. For this purpose, a regular part-time employee shall be an employee who is regularly scheduled to work between twenty (20) to thirty (30) hours per week. The term “Employee” shall not include (i) temporary employees (including college coops, summer employees, high school coops, flexible workforce employees and any other such temporary classifications), (ii) any individual characterized by the Company as an “independent contractor” or as a “contract worker,” (iii) officers and other employees of the Company who are parties to employment agreements or transition agreements, (iv) officers or other employees of the Company who participate in any severance plan or agreement of the Company (other than this Plan) that provides for the payment of severance benefits in connection with a Change in Control of the Company and such individual qualifies for the payment of such benefits, or (v) any other individual who is not treated by the Company as an employee for purposes of withholding federal income taxes, regardless of any contrary Internal Revenue Service, governmental, or judicial determination relating to such employment status or tax withholding. In the event that an individual engaged in an independent contractor or similar non-employee capacity is subsequently reclassified by the Company, the Internal Revenue Service, or a court as an employee, such individual, for purposes of this Plan, shall be deemed an Employee from the actual (and not effective) date of such classification, unless expressly provided otherwise by the Company.

Section 1.10 “Employment Service Date” means the first day on which an individual became an Employee.

Section 1.11 “Employment Termination Date” means the date on which the employment of the Employee by the Company is terminated.

Section 1.12 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

Section 1.13 “Incentive Bonus” means the greater of the maximum of the bonus opportunity range applicable to the Employee for the Plan Year immediately preceding his or her termination or the maximum of the bonus opportunity range applicable to the Employee for the Plan Year immediately preceding the Change in Control.

Section 1.14 “Misconduct” means (i) willful and continued failure by the Employee to substantially perform the Employee’s duties with the Company (other than any such failure resulting from the Employee’s incapacity due to physical or mental illness) or (ii) the willful engaging by the employee in conduct which is demonstrably injurious to the Company, monetarily or otherwise. For purposes of this definition, no act, or failure to act, on the Employee’s part shall be deemed “willful” unless done, or omitted to be done, by the Employee not in good faith or without reasonable belief that the Employee’s act, or failure to act, was in the best interest of the Company.

Section 1.15 “Participant” means any Terminated Employee eligible for Benefits in accordance with Article II.

Section 1.16 “Person” shall have the meaning given in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries; (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries; (iii) an underwriter temporarily holding securities pursuant to an offering of such securities; (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company; or (v) an entity or entities which are eligible to file and have filed a Schedule 13G under Rule 13d-l(b) of the Securities Exchange Act of 1934, as amended, which Schedule indicates beneficial ownership of fifteen percent (15%) or more of the outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities.

Section 1.17 “Plan” means this Change in Control Severance Benefit Plan, as set forth herein, and as the same may from time to time be amended.

Section 1.18 “Plan Year” means the period commencing on each January 1 during which this Plan is in effect and ending on the subsequent December 31.

Section 1.19 “Terminated Employee” means an Employee who has experienced an Employment Termination Date.

Section 1.20 “Termination Due to Change in Control” means a termination of a Participant’s employment by the Company within two (2) years following a Change in Control that is involuntary or that is as a result of his or her written rejection of an offer of continued employment with the Company or an affiliate if such employment is not a Comparable Position.

Section 1.21 “Voluntary Resignation” means a resignation that is a voluntary separation from employment initiated by the Employee.

Section 1.22 “Weekly Base Rate of Pay” means:

(a) for a regular full-time Employee paid on a monthly basis, the Employee’s rate of pay for one (1) payroll period multiplied by twelve-fifty-seconds (12/52);

(b) for a regular full-time Employee paid on a weekly payroll period basis, the Employee’s rate of pay for one (1) payroll period;

(c) for a regular full-time Employee paid on a bi-monthly payroll period basis, the Employee’s rate of pay for one (1) payroll period multiplied by twenty –four-fifty-seconds (24/52); or

(d) for a regular part-time Employee paid on any hourly basis, the Employee’s highest base hourly rate during the last twelve (12) months multiplied by the average number of weekly hours worked during that twelve (12)-month period.

Section 1.23 “Years of Service” means the total number of Participant’s full years of active service with the Company subject to the following rules:

(a) For purposes of determining a Participant’s number of Years of Service, a full year of active service is any consecutive twelve (12)-month period of service occurring after the Participant’s most recent break in service lasting one (1) year or more. For example, a Participant whose Employment Service Date is June 21, 2003 will be credited with one (1) Year of Service at the end of the business day June 20, 2004 provided that he or she has been continuously employed by the Company through that date.

(b) For purposes of determining a Participant’s number of Years of Service, such Participant shall be treated as if his Employment Termination Date was December 31 of the calendar year in which his or her actual Employment Termination Date occurs.

(c) Any break in a Participant’s active service for a period of less than one (1) year shall be disregarded for purposes of calculating a Participant’s number of Years of Service. For example, a Participant who was hired on June 1, 2000, was terminated on February 3, 2002, rehired on December 18, 2002, and terminated again on March 3, 2003 shall have three (3) Years of Service under the Plan.

ARTICLE II

PARTICIPATION AND ELIGIBILITY FOR BENEFITS

Section 2.01 Eligibility.

(a) Subject to Sections 2.01(b), 2.02, and 2.03, any Terminated Employee (other than an employee who is employed in Puerto Rico) shall become a Participant and shall be eligible for Benefits in accordance with the provisions of this Plan.

(b) Notwithstanding anything herein to the contrary, a Terminated Employee shall not be considered to have incurred a Termination Due to Change in Control for the purposes of this Plan, if his or her employment is discontinued due to (i) a Voluntary Resignation; (ii) a rejection of an offer of a Comparable Position that is not a Decline to Relocate; or (iii) discharge for Misconduct.

(c) Notwithstanding anything herein to the contrary, in no event shall any Employee or former Employee who is receiving Benefits pursuant to an agreement with the Company or under a Company-sponsored long-term disability plan at the time of his or her termination of employment be eligible for Benefits under this Plan.

Section 2.02 Termination of Eligibility for Benefits. A Participant shall cease to participate in this Plan, and all Benefits shall cease (other than those Benefits that have vested or been triggered hereunder) upon the occurrence of the earliest of:

(a) Termination of this Plan prior to, or more than (2) two years following, a Change in Control;

(b) Completion of payment to the Participant of the Benefits for which the Participant is eligible; and

(c) The occurrence of the Employee’s Misconduct on or before Employee’s Employment Termination Date.

Section 2.03 General Release. Notwithstanding anything in this Plan to the contrary, unless determined otherwise by the Administrative Committee in its sole discretion, no Benefits shall be due or paid under this Plan to any Employee, unless the Employee executes (and does not rescind) a written general release, in the form attached hereto as Exhibit B.

ARTICLE III

BENEFITS

Section 3.01 Amount of Severance Pay. The amount of severance pay payable to a Participant shall be equal to the number of weeks of severance pay that corresponds to the Participant’s Annual Base Rate of Pay on the table included on Exhibit A to this Plan multiplied by the sum of (i) the Participant’s Weekly Base Rate of Pay; and (ii) one-fifty-second ( 1/52) of the Participant’s Incentive Bonus, if any.

Section 3.02 Health and Welfare Benefits. For a period of time immediately following the Date of Termination equal to the applicable number of weeks of severance pay to which the Participant is entitled under Section 3.01 of this Plan, the Company shall arrange to provide the Participant (which includes the Participant’s eligible dependents for purposes of this Section) with life, disability, accident and health insurance benefits substantially similar to those which the Participant was receiving immediately prior to the Date of Termination (or, with respect to any benefit, immediately prior to the Change in Control, if such benefit was of greater value at that time); provided, however, that, unless the Participant expressly consents to a different method in writing by reference to this Section 3.02 of this Plan, such health insurance benefits shall be provided through a third-party insurer. Benefits otherwise receivable by the Participant pursuant to this Section 3.02 shall be eliminated prospectively in the event that, and at the time that, comparable benefits (including continued coverage for any preexisting medical condition of any person covered by the benefits provided to the Participant and his or her eligible dependents immediately prior to a notice of Termination Due to Change in Control) are actually received by or made available to the Participant by a subsequent employer without cost during the number of weeks of severance pay corresponding to the Participant’s Annual Base Rate of Pay set forth on the table included on Exhibit A hereto following the Participant’s Employment Termination Date (and any such benefits actually received by or made available to the Participant shall be reported to the Company by the Participant). The applicable benefit continuation period for the Participant and the Participant’s qualifying dependents under the Consolidated Omnibus Budget Reconciliation Act of 1984, as amended, shall commence at the expiration of the period of continued benefits referenced above in this Section 3.02.

Section 3.03 Reduction for Other Payments; Offsets. The Benefits payable hereunder to any Participant shall be reduced by any and all payments required to be made by the Company or its affiliates under federal, state, and local law, under any employment agreement or special severance arrangement or under any other separation policy, plan, or program. The Benefits payable hereunder to any Participant shall also be reduced by (i) any benefits previously paid to such Participant under this or any other separation or severance plan sponsored by the Company with respect to any periods of service with respect to which Benefits are being paid under this Plan; and (ii) any and all amounts that the Participant owes to the Company or an affiliate.

Section 3.04 Acceleration of Vesting. Notwithstanding anything in this Plan or in any Company-sponsored equity compensation plan to the contrary, all outstanding unvested options and awards under any Company-sponsored equity compensation plan held by any Employee shall become immediately vested and fully exercisable immediately prior to a Change in Control. Notwithstanding anything in any such equity compensation plan to the contrary, in the event of a Change in Control, all outstanding options under any such plan shall remain exercisable for the lesser of three (3) years or the period of time remaining in the term of the option.

Section 3.05 Outplacement Services. Following a Change in Control, the Company shall provide each Participant who so requests outplacement services suitable to the Participant’s position for a period equal in length to the number of weeks of severance pay set forth opposite his or her Annual Base Rate of Pay as determined under the table included on Exhibit A hereof commencing on the date the Participant first uses such outplacement services; provided, however, such first use must occur prior to the expiration of the number of weeks after the Participant’s Termination Date equal to the number of weeks of severance pay to which the Participant is entitled under Section 3.01 of this Plan as set forth on Exhibit A. Notwithstanding the foregoing, in no event shall the outplacement services provided pursuant to this Section 3.05 exceed a period of one (1) year.

Section 3.06 Legal Fees and Expenses. The Company also shall reimburse legal fees and expenses incurred by the Participant in disputing any issue hereunder in an attempt to obtain or enforce any benefit or right provided by this Plan, provided that a court of competent jurisdiction determines that the Company did not act in good faith in denying such benefit or right. Such payments shall be made within five (5) business days after delivery of the judgment or decree by such court, without regard to any right of the Company to appeal any such judgment or decree.

ARTICLE IV

METHOD OF SEVERANCE PAYMENTS

Section 4.01 Method of Payment. The severance pay to which a Participant is eligible, as calculated pursuant to Article III, shall be paid in accordance with the provisions of this Article IV.

(a) Severance payments payable under this Plan shall be made in a single sum cash payment.

(b) Payment shall be made in person, by certified mail to the last address provided by the Participant to the Company or, at the request of the Participant, by deposit to a bank account identified by the Participant. Separate payment(s) shall be made to pay any earned and unused vacation pay for the year during which the Employment Termination Date occurs. In no event shall interest be credited on any amounts for which a Participant may become eligible.

(c) Subject to Section 4.01(d) to the extent applicable, payments shall be made as promptly as practicable after the participant’s Employment Termination Date, the execution of the release required under Section 2.03, and the expiration of the required release revocation period, but in no event later than ten (10) business days immediately following the expiration of the applicable revocation period.

(d) In the event that any severance payments become payable to a key employee (as defined in Section 409A of the Code) in 2005, such key employee may, at his or her discretion, require the Company to amend this Plan on or before December 31, 2005 with respect to such key employee to provide that such key employee will receive such payment six (6) months and one (1) day following his or her termination of employment. If, however, such key employee does not require the Company to do so, then the Company shall pay to the key employee an amount equal to the excise tax that becomes due and owing under Section 409A of the Code with respect to any amounts payable under this Plan plus an amount equal to the federal and state income tax payable thereon.

(e) In the event that any severance payments would become payable to a key employee (as defined in Section 409A of the Code) in 2006 or thereafter, such payments be made six (6) months and one (1) day after such key employee’s termination date.

ARTICLE V

THE ADMINISTRATIVE COMMITTEE

Section 5.01 Authority and Duties. The Administrative Committee shall have the full power, authority, and discretion to construe, interpret, and administer this Plan, to correct deficiencies therein, and to supply omissions; provided that in doing so it acts in the best interests of Plan Participants and in a manner consistent with the terms of this Plan.

Section 5.02 Payment. The Company shall make payments of Benefits, in such amount as determined by the Administrative Committee under Article III, from its general assets to Participants in accordance with the terms of this Plan, as directed by the Administrative Committee.

ARTICLE VI

AMENDMENT AND TERMINATION

This Plan may be amended, suspended, discontinued, or terminated at any time by the Board of Directors of the Company or its designee, in whole or in part, for any reason, and without either the consent of or the prior notification to any Participant. Notwithstanding the foregoing, no such amendment may reduce the benefits to which any Participant may become entitled in the two (2) years following any Change in Control. Following any Participant’s severance, no Plan termination or amendment shall adversely affect the rights of such Participant without the Participant’s express written consent.

ARTICLE VII

CLAIMS PROCEDURES

Section 7.01 Claim. Each eligible terminated Employee may contest the administration of Benefits by completing and filing with the Administrative Committee a written request for review in the manner specified by the Administrative Committee. Each such application must be filed within sixty (60) days following the Employee’s termination of employment and must be supported by such information as the Administrative Committee deems relevant and appropriate.

Section 7.02 Appeals of Denied Claims for Benefits. In the event that any claim for benefits is denied in whole or in part, the claimant whose claim has been so denied shall be notified of such denial by the Administrative Committee within ninety (90) days of receipt of the claim (unless the Administrative Committee determines that special circumstances require an extension of time of up to an additional ninety (90) days for processing the claim). The notice advising of the denial shall specify the reason(s) for denial, make specific reference to relevant Plan provisions, describe any additional material or information necessary for the claimant to perfect the claim (explaining why such material or information is needed), and shall advise the claimant of the procedure for the appeal of such denial and a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on appeal. All appeals shall be made by the following procedure:

(a) A claimant whose claim has been denied shall file with the Administrative Committee a notice of desire to appeal the denial. Such notice shall be filed within sixty (60) days of notification by the Administrative Committee of the initial claim denial, be made in writing, and set forth all of the facts upon which the appeal is based. Appeals not timely filed shall be barred.

(b) The Administrative Committee shall consider the merits of the claimant’s written presentations, the merits of any facts or evidence in support of the denial of benefits, and such other facts and circumstances as the Administrative Committee shall deem relevant.

(c) The Administrative Committee shall render a determination upon the appealed claim within sixty (60) days of its receipt of such appeal (unless the Administrative Committee determines that special circumstances require an extension of time of up to an additional sixty (60) days for processing the appeal). The determination shall specify the reason(s) for the denial, make specific reference to relevant Plan provisions, and contain a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA.

(d) The determination so rendered shall be binding upon all parties.

No Employee may bring a civil action under Section 502(a) of ERISA until the Employee has exhausted his or her rights under this Section 7.02.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Nonalienation of Benefits. None of the payments, benefits, or rights of any Participant shall be subject to any claim of any creditor, and, in particular, to the fullest extent permitted by law, all such payments, benefits and rights shall be free from attachment, garnishment, trustee’s process, or any other legal or equitable process available to any creditor of such Participant. No Participant shall have the right to alienate, anticipate, commute, plead, encumber, or assign any of the benefits or payments which he/she may expect to receive, contingently or otherwise, under this Plan.

Section 8.02 No Contract of Employment. Neither the establishment of this Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Participant or Employee, or any person whosoever, the right to be retained in the service of the Company, and all Participants and other Employees shall remain subject to discharge to the same extent as if this Plan had never been adopted.

Section 8.03 Severability of Provisions. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

Section 8.04 Heirs, Assigns, and Personal Representatives. This Plan shall be binding upon the heirs, executors, administrators, successors, and assigns of the parties, including each Participant, present and future.

Section 8.05 Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Plan, and shall not be employed in the construction of this Plan.

Section 8.06 Number. Except where otherwise clearly indicated by context, the singular shall include the plural, and vice-versa.

Section 8.07 Unfunded Plan. This Plan shall not be funded. No Participant shall have any right to, or interest in, any assets of the Company that may be applied by the Company to the payment of Benefits.

Section 8.08 Payments to Incompetent Persons, Etc. Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipting therefor shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Company, the Administrative Committee and all other parties with respect thereto.

Section 8.09 Lost Payees. Benefits shall be deemed forfeited if the Administrative Committee is unable to locate a Participant to whom Benefits are due. Such Benefits shall be reinstated if application is made by the Participant for the forfeited Benefits within one (1) year of the Participant’s Employment Termination Date and while this Plan is in operation.

Section 8.10 Controlling Law. This Plan shall be construed and enforced according to the laws of the State of North Carolina to the extent not superseded by federal law.

Inspire Pharmaceuticals, Inc.

Change in Control Severance Benefit Plan

Exhibit A

Annual Base Rate of Pay	Number of Weeks of Severance Pay
$25,000 - $49,999	Thirteen (13) weeks plus one (1) additional week for each of the Participant’s Years of Service

$50,000 – $74,999	Twenty (20) weeks plus one (1) additional week for each of the Participant’s Years of Service

$75,000 – $99,999	Twenty-six (26) weeks plus one (1) additional week for each of the Participant’s Years of Service

$100,000 - $124,999	Thirty-three (33) weeks plus one (1) additional week for each of the Participant’s Years of Service

$125,000 - $149,999	Thirty-nine (39) weeks plus one (1) additional week for each of the Participant’s Years of Service

$150,000 and up (excluding all officers subject to Section 16 of the Securities Exchange Act of 1934)	Fifty-two (52) weeks plus one (1) additional week for each of the Participant’s Years of Service

A-1

Inspire Pharmaceuticals, Inc.

Change in Control Severance Benefit Plan

Exhibit B

(General Release)

This General Release (“General Release”) is entered into by and between Inspire Pharmaceuticals, Inc. (the “Company”) and [FULL NAME of EMPLOYEE] (the “Employee”).

WHEREAS, the Company has provided written notification to the Employee that his/her employment with the Company has or will be terminated effective [Termination Date];

WHEREAS, as a result of the termination of the Employee’s employment and subject to the Employee’s execution of this General Release, the Employee is entitled to a severance payment under Inspire Pharmaceuticals, Inc. Change in Control Severance Benefit Plan (the “Severance Plan”);

WHEREAS, the Employee desires to execute this General Release and, thereby, become eligible for receipt of severance benefits and, through this General Release, the Company and the Employee also wish to resolve, finally and completely and with prejudice, any and all matters between them relating to the Employee’s employment with the Company and the termination of that employment;

NOW, THEREFORE, in consideration of the above recitals and the mutual promises and covenants set forth below, the Company and the Employee, intending to be legally bound hereby, agree as follows:

1. In exchange for the Employee’s execution of this General Release, the Employee is eligible to receive benefits under the Severance Plan.

2. The Employee expressly agrees that, except as specifically provided in Section 1 above and as contemplated under the Severance Plan, he/she shall receive no other payment or benefit from the Company, and the Company shall not ever be required to make any further payment or provide any further benefit, for any reason whatsoever, to him/her or to any person or entity regarding any claim or right whatsoever which might possibly be asserted by him/her or on the Employee’s behalf. The Employee acknowledges that he/she would not be entitled to the severance payment described herein merely upon the termination of the Employee’s employment with the Company without the benefit of this General Release and he/she acknowledges that the severance payment is sufficient consideration for the Employee’s execution of this General Release.

3. The Employee, on behalf of himself/herself, his/her heirs, executors, administrators, successors, and assigns, hereby expressly and unconditionally releases, revises, settles, compromises, and forever discharges the Company, its affiliates, partners, employees, representatives, employee benefit plans, funds, programs, or arrangements providing pension, welfare, and fringe benefits, trustees, plan administrators, attorneys, agents, and successors, and/or assigns, jointly and individually, of and from any and all possible suits, claims, rights, demands, costs, actions, causes of action, obligations, damages, and liabilities (“claims”) whether known or unknown and of whatever kind or nature, which arose on or before the effective date of this General Release, arising out of or in any way related to, or as a consequence of, the Employee’s employment with the Company, the terms and conditions of that employment, and the termination of his/her employment with the Company, as well as the continuing effects thereof. This release includes, but is not limited to, (i) all claims under any possible legal, equitable, tort, contract, common law, or statutory theory, including, but not limited to, any claim for constructive or wrongful discharge or for breach of contract, and any claim for defamation; (ii) all claims under any possible statutory theory, including, but not limited to, any and all claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1990, 42 U.S.C. §§ 1981, 1983, 1985 and 1988, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, any state human rights or human relations act and any amendments to any of these statutes, as well as any other federal, state, or local law, statute, ordinance, regulation, or executive order, prohibiting employment discrimination based on religion, sex, ethnicity, race, color, national origin, handicap, disability, age, retaliation, or any other characteristic proscribed by law; (iii) all claims under the Fair Labor Standards Act, the Equal Pay Act of 1963, the Employee Retirement Income Security Act of 1974, any wage payment and collection law, and the federal and any state or local Family and Medical Leave Act; and (iv) all claims for the fees, costs, and expenses of any and all attorneys who have at any time or are now representing the Employee in connection with this General Release or in connection with any matter released by him/her. The Employee also covenants that, to his/her knowledge, he/she has not sustained any work-related injury during his/her employment at the Company.

4. The Employee also represents that he/she has not previously filed or joined in any complaint, charge, or lawsuit against the Company or any of its partners or employees in any court of law or with any governmental agency on any of the claims mentioned above. Notwithstanding any other language in this General Release, the Employee understands that this General Release does not prohibit him/her from filing an administrative charge of alleged employment discrimination with the Equal Employment Opportunity Commission or any similar agency. The Employee, however, waives the Employee’s right to any monetary or other recovery against the Company or any of the released persons or entities should any federal, state, or local administrative agency pursue any claim on the Employee’s behalf arising out of or relating to the Employee’s employment with the Company or the termination of the Employee’s employment with the Company.

5. Nothing in this General Release affects the Employee’s right to elect, at the Employee’s sole expense, continued coverage under the Company’s Welfare Benefit Plan pursuant to the continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act.

6. The Employee agrees that the Company’s entry into this General Release is not to be construed as, and is not, an admission that the Company violated any of its duties or obligations to the Employee or treated the Employee improperly, unlawfully, or unfairly in any manner whatsoever. Neither this General Release nor the implementation thereof shall be construed to be, or shall be admissible in any proceedings as, evidence of an admission by the

Company of any violation of or failure to comply with any federal, state, or local law, common law, agreement, rule, regulation, or order; the preceding portion of this sentence does not preclude introduction of this General Release by the Company to establish that any and all claims which the Employee might possibly have were settled, compromised, and released according to the terms of this General Release.

7. Except as required by law, the Employee agrees to keep confidential and not discuss, disclose, or reveal, directly or indirectly, the terms of this General Release to any person, corporation, or entity with the exception of the members of the Employee’s immediate family, the Employee’s attorney, or the Employee’s accountant who (prior to disclosure to them) shall likewise agree to maintain the confidentiality of this General Release.

8. The Employee understands and agrees that the terms and conditions of this General Release constitute the full and complete understandings, agreements, and promises between him/her and the Company with respect to all matters covered by this General Release, that there are no other agreements, covenants, promises, or arrangements between him/her and the Company other than those set forth herein, that the terms and conditions of this General Release cancel and supersede any prior agreements or understandings that may have been between him/her and the Company with respect to all matters covered by this General Release, that no other promise or inducement has been offered to him/her except as set forth herein, and that this General Release is binding upon him/her, the Employee’s heirs, executors, administrators, and assigns. Notwithstanding any language herein to the contrary, this General Release does not cancel or suspend the Employee Confidentiality, Invention Assignment and Non-Compete Agreement (or any other agreement(s) serving similar functions) entered into by and between the Company and the Employee.

9. If any term, condition, clause, or provision of this General Release shall be determined by a court of competent jurisdiction to be void or invalid at law, or for any other reason, then only that term, condition, clause, or provision as is determined to be void or invalid shall be stricken from this General Release, and this General Release shall remain in full force and effect in all other respects. The Employee expressly agrees that this General Release shall not be construed against the Company and that it shall be governed by North Carolina law.

10. The Employee hereby expressly warrants that he/she was advised in writing of the Employee’s right to consult with an attorney prior to executing this General Release. The Employee further expressly warrants that he/she has, in fact, had the opportunity to consult with, and to be advised by, an attorney before executing this General Release to help him/her fully understand and appreciate its legal effect. The Employee acknowledges that he/she has been afforded the opportunity to consider this General Release for a period of twenty-one (21) days, which is a reasonable period of time. If the Employee signs this General Release in less than twenty-one (21) days, he/she acknowledges that he/she has thereby waived the Employee’s right to the full twenty-one (21) day period. The Employee shall have a period of seven (7) days following the Employee’s execution of this General Release to revoke it, and this General Release shall not be effective or enforceable prior to the expiration of that period. Revocation can be made by delivering a written notice to the office of the Director of Human Resources of the Company. The revocation of this General Release by the Employee will automatically revoke the Company’s obligation to pay the severance benefit to the Employee. If the Employee does not advise the Company in writing that he/she revokes this General Release within seven (7) days of the Employee’s execution of it, this General Release shall be forever enforceable. The eighth (8th) day following the Employee’s execution of this General Release shall be deemed the Effective Date of this General Release.

11. This General Release may be signed in two (2) counterparts, each of which shall be deemed an original when signed and shall constitute the same instrument. The Company shall retain Counterpart No. 1 of this General Release and the Employee shall retain Counterpart No. 2 of this General Release.

THE EMPLOYEE ACKNOWLEDGES THAT HE/SHE HAS CAREFULLY READ THE FOREGOING GENERAL RELEASE, THAT HE/SHE UNDERSTANDS COMPLETELY ITS CONTENTS, THAT HE/SHE UNDERSTANDS THE SIGNIFICANCE AND CONSEQUENCE OF SIGNING IT, AND THAT HE/SHE INTENDS TO BE LEGALLY BOUND BY ITS TERMS. THE EMPLOYEE FURTHER ACKNOWLEDGES THAT HE/SHE HAS HAD A REASONABLE AND SUFFICIENT PERIOD OF TIME WITHIN WHICH TO CONSIDER THIS GENERAL RELEASE AND THAT HE/SHE HAS HAD THE OPPORTUNITY TO REVIEW THIS GENERAL RELEASE WITH COUNSEL. THE EMPLOYEE SWEARS THAT HE/SHE HAS AGREED TO AND SIGNED THIS GENERAL RELEASE VOLUNTARILY AND AS HIS/HER OWN FREE WILL, ACT, AND DEED, AND FOR FULL AND SUFFICIENT CONSIDERATION.

IN WITNESS WHEREOF, INSPIRE PHARMACEUTICALS, INC. and [FULL NAME OF EMPLOYEE] have caused this General Release to be executed this                  day                  of .

[FULL NAME OF EMPLOYEE]

INSPIRE PHARMACEUTICALS, INC.

By:
Title:

B-4